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                                                                    EXHIBIT 99.1


                    EVI ANNOUNCES THREE ACQUISITIONS IN ITS
                       PRODUCTION SEGMENT FOR $40 MILLION


January 22, 1998, Houston, Texas -- EVI, Inc. (NYSE-EVI) today announced the completion of three acquisitions that are now part of EVI Oil Tools, its production segment. The Company acquired Houston Well Screen, a leading provider of completion screens based in Houston; the production division of Schoeller-Bleckmann Drilling Systems, an Austrian based manufacturer of artificial lift equipment; and San Eloy, an Argentina based manufacturer of completion tool and sucker rod pumps. Total consideration for all three acquisitions was approximately $40 million in cash.

Houston Well Screen will join the Company's Arrow and McAllister lines of completion tools and inflatable packers. The acquisition of Houston Well Screen is a significant step towards an integrated line of completion systems.

The acquisition of Schoeller-Bleckmann Production and San Eloy provide the Company with geographic expansion in key markets. Schoeller-Bleckmann has a strong presence in the FSU, one of the largest markets of production equipment in the world. San Eloy expands the Company's presence in South American markets. The acquisitions of Schoeller-Bleckmann and San Eloy also allow significant manufacturing and market consolidations in their regions of operations.

EVI is a manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars, subsea structures and production tools.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8440